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                                 PURCHASE AGREEMENT
Summary Sheet



Buyer:    Granite Golf Group, Inc., a Nevada corporation


Seller:   Black Bear Golf Club Ltd., a Florida limited partnership

Effective Date:  November 5, 1997

Golf Course:     Black Bear Golf Club

Trade Name:      Black Bear Golf Club

Notice Address
of Seller:       Mr. Richard A. Stein, President
                 Sarvan, Inc., general partner
                 24505 Calusa Blvd.
                 Eustis, FL  32726
                 Phone (800) 423-2718

with a           Mr. Robert Q. Williams
copy to          Williams, Smith & Summers, P.A.
                 380 W. Alfred St.
                 Tavares, FL  32778-3298
                 Phone (352) 343-6655   Fax (352) 343-4267

Notice Address
of Buyer:        Granite Golf Group, Inc.
                 15170 N. Hayden Rd.  Suite 106
                 Scottsdale, AZ  85254
                 Phone (602) 905-0978   Fax (602) 905-0979
                 Attn.  Steve Richards
with a
copy to:         Mr. Mark Nesvig
                 Fennemore Craig
                 3003 N. Central Ave. Suite 2600
                 Phoenix, AZ 85012-2913
                 Phone (602) 916-5472   Fax (602) 916-5672

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                            EXHIBITS

Exhibit "A"  -  Legal Description of the Land
Exhibit "B"  -  Description of Improvements
Exhibit "C"  -  Tangible Personal Property
Exhibit "D"  -  Intangible Personal Property
Exhibit "E"  -  Bill of Sale - Personal Property
Exhibit "F"  -  Deed
Exhibit "G"  -  FIRPTA Affidavit of Seller
Exhibit "H"  -  Contracts of Operating Agreements
Exhibit "I"  -  Due Diligence List
Exhibit "J"  -  Seller's Certificate
Exhibit "K"  -  Warranty Disclosure Schedule
Exhibit "L"  -  Membership Agreements
Exhibit "M"  -  Security Agreement

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                          PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between Buyer and Seller.

RECITALS:

Seller is the owner of that certain Black Bear Golf Club and related improvements located on the real property more particularly described in Exhibit A attached hereto (the "Land").

Subject to the terms of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to buy from Seller, all of Seller's right, title and interest in and to the following:

The Land, together with the golf course, driving range, putting greens, clubhouse facilities, snack bar, restaurant, pro shop, buildings, structures, parking lots, improvements, fixtures and other items of real estate located on the Land, including, but not limited to those items more particularly described in Exhibit B attached hereto and all warranties and guarantees associated therewith (the "Improvements").

All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, concession agreements, management contracts, employee contracts, maintenance and repair contracts and service or other contracts related to the Land, the Improvements and all such easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property").

All items of tangible personal property and fixtures (if any) owned or leased by Seller and located on or used in connection with the Real Property, including, but not limited to, machinery, equipment, furniture, furnishings, merchandise held for sale in the ordinary course of Seller's business ("Inventory"), movable walls or partitions, phone systems and other control systems, restaurant equipment, computers or trade fixtures, golf course operation and maintenance equipment, including mowers, tractors, aerators, sprinklers, sprinkler and irrigation facilities and equipment, valves or rotors, driving range equipment, golf carts, athletic training equipment, office equipment or


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machines, other decorations, and equipment or machinery of every kind or nature located on or used in connection with the operation of the Real Property whether on or off-site, including all warranties and guaranties associated therewith (the "Tangible Personal Property"), including, but not limited to items on Exhibit C. A schedule of the Tangible Personal Property is attached to this Agreement as Exhibit C, indicating whether such Tangible Personal Property is owned or leased. If any item is to be excluded from this transaction, it shall be so stated and attached as part of Exhibit C.

All intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, all goodwill attributed to the Property, and any and all trademarks and copyrights, tradenames, promotional and marketing materials including, but not limited to, guarantees, Authorizations (as hereinafter defined), general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Property, all licenses, permits and approvals with respect to the construction, ownership, operation or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway, excluding (a) any of the aforesaid rights that Buyer elects not to acquire and (b) the Current Assets, as hereinafter defined (collectively, the "Intangible Personal Property"). Including but not limited to a schedule of the Intangible Personal Property is attached to this Agreement as Exhibit D. (The Real Property, Tangible Personal Property and Intangible Personal Property are sometimes collectively referred to as the "Property").

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

ARTICLE I
EXHIBITS; DEFINITIONS; RULES OF CONSTRUCTION

1.0 Exhibits. This Agreement makes reference to Exhibits A through M, inclusive, some of which are not yet prepared and attached hereto. Beginning upon the execution of this Agreement and continuing through the Closing of this transaction, the parties agree to prepare, execute and attach all referenced Exhibits to this Agreement.


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1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

"Act of Bankruptcy" shall mean if a party to this agreement or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any other jurisdiction's bankruptcy statute,
(e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any other jurisdiction's bankruptcy statute, or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner,
(2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

"Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof as a golf course with the existing uses and operations, including clubhouse, bar and related facilities, as applicable.


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"Bill of Sale - Personal Property" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal Property from Seller to Buyer, substantially in the form of Exhibit E attached hereto.

"Buyer" shall mean Granite Golf Group, Inc., a Nevada corporation. At the sole discretion of Buyer, it may assign all interest in this transaction to an affiliated company. Further, without Seller's consent, Buyer may assign its interest to an entity affiliated with the source of financing for this purchase.

"Closing" shall mean the time the Deed and each of the deliveries to be made by Seller (as provided in Section 6.2) and Buyer (as provided in Section 6.3) are made and each of the Closing conditions of Buyer and Seller in Sections
5.1 and 5.2, respectively, have been satisfied or waived.

"Closing Date" shall mean the date on which the Closing occurs.

"Closing Statements" shall have the meaning set forth in Section 6.4(a).

"Deed" shall mean a grant deed or special warranty deed, substantially in the form set forth for statutory warranty deeds in Section 689.02, Florida Statutes (1995), conveying the title of Seller to the Real Property, with such grant or warranty covenants of title from Seller to Buyer as are customary in the state in which the Property is located, subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on Exhibit A attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Deed and the description of the Land set forth in the Owner's Title Policy (as defined herein) shall conform to the description shown on the Survey.

"Disclosure Schedule" shall have the meaning set forth in Section 2.2(e) as defined by the Letter of Intent between the parties, as amended.

"Due Diligence and Underwriting Period" shall mean the period commencing at 9 a.m., Pacific time, on the Effective Date, and continuing through 5 p.m., Pacific time, on November 19, 1997.

"Effective Date" shall mean the date at which all parties have executed this agreement.

"Environmental Claim" shall mean any administrative,


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regulatory or judicial action, suit, demand, letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Laws or any permit issued under any Environmental Law including, without limitation, (i) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (ii) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

"Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Superfund Amendments and reauthorization Act of 1986, Pub.
L. 99499 and 99-563; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 201, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; and all federal, state and local environmental health and safety statutes, ordinance, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Substances.

"Escrow Agent" shall mean Williams, Smith & Summers, P. A.

"FIRPTA Certificate" shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), substantially in the form of Exhibit G attached hereto.

"Golf Club" shall mean any organization, club or group whereby Seller offers memberships for purchase in connection with golfing privileges at the Property.

"Governmental Body" shall mean any federal state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.


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"Hazardous Substances" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local, state of federal governmental authority, including but not limited to any material or substance which is (i) defined as a "hazardous waste", "hazardous material", or "restricted hazardous waste" or words of similar import under any provision of any Environmental Law; (ii) petroleum or petroleum products;
(iii) asbestos; (iv) polychlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (42 U.S.C.
Section 1317); (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C.
Section 9601).

"Improvements" shall have the meaning set forth in Recital B(l).

"Intangible Personal Property" shall have the meaning set forth in Recital B
(4).

"Inventory" shall mean the merchandise located in any pro shop or similar facility and held for sale in the ordinary course of Seller's business.

"Land" shall have the meaning set forth in Recital A.

"Mortgage Indebtedness" shall mean any indebtedness of Seller which is secured by a mortgage, deed of trust or other lien on the Property.

"Operating Agreements" shall mean any management agreements, maintenance or repair contracts, service contracts, supply contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property in force and effect as of the Effective Date, as more particularly set forth on Exhibit H attached hereto.

"Owner's Title Policy" shall mean a 1970 Form B American Land Title Association extended coverage owner's policy of title insurance issued to Buyer by the Title Company, pursuant to which the Title Company insures Buyer's ownership of fee simple title (or ground lease interest, as applicable) to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions and shall include those title endorsements


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required by Buyer. The Owner's Title Policy shall insure Buyer in the amount designated by Buyer and shall be acceptable in form and substance to Buyer.

"Permitted Title Exceptions" shall mean those exceptions to title to the Real Property that are satisfactory to Buyer as determined under this Agreement.

"Preliminary Title Report" shall mean a Title Commitment issued by Williams, Smith & Summers, P.A., as agents for the Title Company.

"Property" shall have the meaning set forth in Recital B(4).

"Purchase Price" shall mean Four Million Three Hundred Thousand ($4,300,000) dollars, payable at Closing as follows:

$4,100,000 in cash
$200,000 in Granite Golf Group, Inc. Common stock (the "Shares"). By written directive to be exercised not less than five (5) days before closing, Seller may direct that the Shares be issued to not more than four (4) separate individuals or entities, each of whom shall be accredited investors. If so elected, each such individual shall execute the security agreement contained herein as Exhibit M.

(a) The Shares shall contain a restrictive legend, requiring the stockholder to observe up to a one year holding period before it may be sold. The number of Shares transferred at the Closing will be based upon the previous average 5-day closing price. The Seller agrees to allow up to 10 business days following closing for the issuance of the certificate(s).

At the option of the Seller or the separate shareholders as contemplated by the preceding paragraph, the Shares, or any portion thereof, may be exchanged for a total of $200,000 in cash, to be paid by Buyer. In the event less than 100% of the Shares are so exchanged, the amount to be paid by the Buyer shall be prorated. This one-time option shall be exercised by Seller, or the separate shareholders, by giving written notice of the intention to exchange, delivered no sooner than twelve months from the date of issuance of the stock. Notice must be given within a 30 day period following said anniversary of stock issuance. Buyer shall have 15 business days to make payment.


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"Real Property" shall have the meaning set forth in Recital B(2).

"Restaurant Supplies" shall mean the consumable goods, supplies (including beverages) and all silverware, glassware, napkins, tablecloths, papers goods and related goods owned by Seller necessary to efficiently operate the restaurant, bar, lounge or snack shop located upon or within the Improvements.

"State" shall mean the state or commonwealth in which the Property is located.

"Summary Sheet" shall mean the summary page attached to this Agreement and incorporated herein by reference.

"Survey" shall mean the survey prepared pursuant to Section 2.2(c).

"Tangible Personal Property" shall have the meaning set forth in Recital B
(3).

"Title Company" shall mean Lawyers' Title Insurance Corporation.

"Title Objections" shall have the meaning set forth in Section 2.2(d).

"Seller's Organizational Documents" shall mean the current organizational documents of Seller.

"Utilities" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property.

"WARN Act" shall mean the Worker Adjustment Retraining and Notification Act, as amended.

1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

Gender. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

Section References. All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.


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Headings. The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

Construction. Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II
PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE

2.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to acquire the Property for the Purchase Price.

2.2 Due Diligence and Underwriting Period Site Inspection. Buyer shall have the right, during this period, to enter upon the property and to perform the studies and investigations set forth in Exhibit I, and such other studies or investigations as Buyer may deem appropriate. The cost of the studies or investigations set forth in Exhibit I shall be allocated as is the custom in sales of this nature, or as otherwise agreed by the parties. If such studies or investigations disclose a defect or other deficiency in the property, or the subject matter of a study or investigation, which materially diminishes the value of the property, then the Buyer shall have the right to terminate this Agreement, and to a return of any deposit of the purchase price. If such studies and investigations do not disclose such defects or deficiencies, the Buyer shall proceed to Closing as provided herein, and failure to do so shall be governed by paragraph 8.4 of this Agreement.

Inspection of Documents. During the Due Diligence Period, Seller shall make available to Buyer, its agents, auditors, engineers, attorneys and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, fee schedules and any and all other material or information relating to the Property which are in, or come into, Seller's possession or control, or which Seller may attain. Such information is more particularly described but not limited to Exhibit I attached hereto, as the same may be


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amended or supplemented by Seller from time to time. The items listed on
Exhibit I shall be delivered by Seller to Buyer not later than ten (10) days after the Effective Date.

Survey. Within ten (10) days from the Effective Date, if requested by Buyer, Seller shall deliver to Buyer an ALTA/ACSM survey or a boundary survey, as reasonably required by Buyer, of the Land and the Improvements, prepared by a surveyor licensed to practice as such in the State, bearing a date not earlier than sixty (60) days from the date of its delivery and certified to both Buyer, Seller and the Title Company (and any lender or other party designated by Buyer), showing the legal description of the Land, all dimensions thereof, and showing the location of Improvements on the Land, the location of all recorded documents referred to on the Preliminary Title Report (to the extent plottable, and if not plottable the Survey shall contain a notation to that effect), and the setbacks thereof from the property line, as well as the setbacks required by applicable zoning laws or regulations (the "Survey"). The Survey shall locate all easements that serve and affect the Land. The Survey shall reflect that no buildings or improvements located on any other property encroach upon the Land and that the Improvements located upon the Land do not encroach upon any other property. The surveyor preparing the Survey shall certify that (i) the Survey is an accurate Survey of the Land and the Improvements, (ii) that the Survey was made under the surveyor's supervision, (iii) that the Survey meets (a) the requirements of the Title Company for the issuance of the Owner's Title Policy free of any general survey exception, and (b) the minimum technical standards for land boundary surveys with improvements, set forth by applicable statutes or applicable professional organizations, and (iv) all buildings and other structures and their relation to the property lines are shown and that there are no encroachments, overlaps, boundary line disputes, easements, or claims of easements visible on the ground, other than those shown on the Survey. If Buyer has any objection to Survey matters, the same shall be treated for all purposes as Title Objections within the provisions of this Agreement.

Preliminary Title Report. Seller agrees to provide to Buyer, within five (5) business days following the Effective Date, a copy of any existing title insurance policies which Seller may have in its possession or control covering the Real Property, together with legible copies of all exception documents referred to therein. Within ten (10) business days following the Effective Date, Seller shall provide to Buyer a Title Commitment. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of any defects


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in title shown by such examination of the Title Commitment that Buyer in its sole and absolute discretion, is unwilling to accept by delivering a written statement that reflects such unacceptable defects in title, which shall be designated as the Title Objections. Within ten (10) days after such notification, Seller shall notify Buyer whether Seller is willing to cure such defects. If Seller is willing to cure such defects, Seller shall act promptly and diligently to cure such defects at its expense. If any of such defects consist of mortgages, deeds of trust, construction or mechanics, liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, and notwithstanding the foregoing, Seller shall be obligated to pay and discharge such defects at Closing. For such purposes, Seller may use all or a portion of the cash payable by Buyer at Closing to cure such defects. If Seller is unable to cure such defects by Closing, after having attempted to do so diligently and in good faith, Buyer shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price, or (2) to terminate this Agreement; provided, however that Buyer may pursue any and all remedies in the event that Seller fails to cure any defect which is required to cure under the terms of this Agreement. Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, leases, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Buyer's prior written consent. All title matters revealed by Buyer's title examination and not objected to by Buyer as provided above shall be deemed Permitted Title Exceptions. If Buyer shall fail to examine title and notify Seller of any such Title Objections by the end of the Due Diligence Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Buyer shall not be required to take title to the Property subject to any matters which may arise subsequent to the effective date of its examination of title to the Property made during the Due Diligence Period.

Disclosure Schedule. Seller shall deliver to Buyer within fourteen (14) days after the Effective Date a disclosure schedule that accurately and completely identifies and describes (a) all Employment Agreements (including name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.), and (b) an updated Golf Club membership list, setting forth the names of the members of the Golf Club, the length of their


                                      12
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membership, the payment obligations of the members and a summary of the terms of the memberships (the "Disclosure Schedule").

UCC Search. Seller shall deliver to Buyer within fifteen (15) days after the Effective Date current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the State respecting Seller, together with searches for pending litigation, tax liens and bankruptcy filings in all appropriate jurisdictions.

Financial Statements. Seller shall deliver to Buyer financial statements for the Golf Course within ten (10) days after the Effective Date.

Tax Clearance Certificates. Delivery of Tax Clearance Certificates if available under applicable law from each jurisdiction assessing taxes against property or business thereon.

2.3 Payment of Refundable Deposit. Within 5 business days of the Effective Date, Buyer will place, or caused to be placed, a deposit of fifty thousand ($50,000) dollars. The deposit shall be refundable, except for a maximum of $5,000 which shall be paid for Seller's out of pocket expenses related to the property survey and Environmental report. Unless Buyer gives prior written notice of its intent not to proceed to Closing, the deposit shall become nonrefundable on November 19, 1997, contingent only upon Seller's inability to Close.

ARTICLE III
SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Buyer to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the following representations, warranties and covenants with respect to the Property, subject to the Warranty Disclosure Schedule attached hereto as Exhibit J, upon each of which Seller acknowledges and agrees that Buyer is entitled to rely and has relied:

3.1 Organization and Power. Seller is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and is qualified to transact business in the State and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed


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and delivered by or on behalf of Seller under this Agreement.

3.2 Authorization and Execution. This Agreement has been, and each of the agreements and certificates of Seller to be delivered to Buyer at Closing as provided in Section 5.1 will be, duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller's performance of its obligations under this Agreement. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Seller and its representatives and agents.

3.3 Non-contravention. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller, or result in the creation of any lien or other encumbrance on any asset of Seller. There are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to contribute or has granted an option or right of first refusal to purchase the Property or any part thereof. There are no purchase contracts, options or other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of the Property. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in the Property or any part thereof.

3.4 No Special Taxes. Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof, including taxes relating to the business of the Property, or any planned public improvements that may result in a special tax or assessment against the Property, that are not otherwise disclosed in the Preliminary Title Report. To the best of Seller's knowledge, there is not any proposed increase in the assessed valuation of the Real Property for tax purposes (except as may relate to the transfer contemplated by this Agreement).

3.5 Compliance with Existing Laws. Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and Seller has no knowledge of any change in the circumstances under which any of those Authorizations were obtained that result in their termination, suspension, modification or limitation. Seller has not taken any action (or failed to take any action), the omission of which would result in the revocation of any of the Authorizations. Seller has no knowledge, nor has it received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the Effective Date.

3.6 Real Property. To the best of Seller's knowledge, (i) the Improvements conform in all respects to all legal requirements, (ii) all easements necessary or appropriate for the use or operation of the Property have been obtained, (iii) all contractors and subcontractors retained by Seller who have performed work on or supplied materials to the Property have been fully paid, and all materials used at or on the Property have been fully paid for,
(iv) the Improvements have been completed in all material respects in a workmanlike manner of first-class quality, and (v) all equipment necessary or appropriate for the use or operation of the Property has been installed and is presently operative in good working order. Seller has not received any written notice which is still in effect that there is, and, to the best of Seller's knowledge, there does not exist, any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement effecting the Real Property, or any portion thereof.

3.7 Personal Property. All of the Tangible Personal Property and Intangible Personal Property being conveyed by Seller to Buyer is free and clear of all liens and encumbrances and will be so on the Closing Date and Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

3.8 Operating Agreements. With the exception of those disclosed during the Due Diligence period, each of the Operating Agreements may be terminated upon not more than thirty (30) days prior written notice and without the payment of any penalty, fee, premium or other amount. Seller has performed all of its obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements. Seller shall not enter into any new Operating Agreements, supply contract, vending or service contract or other agreements with respect to the Property, nor shall Seller enter into any agreements modifying the Operating Agreements, unless (a) any such agreement or modification will not bind Buyer or the Property after the Closing Date, or
(b) Seller has obtained Buyer's prior written consent to such agreement or modification. Seller acknowledges that Buyer will not assume any of the Operating Agreements and none of the Operating Agreements will be binding on Buyer or the Property after Closing unless Buyer agrees to assume in writing and such contract was listed within Exhibit H.

3.9 Warranties and Guaranties. Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements or the Personal Property or any part thereof, except with the prior written consent of Buyer.

3.10 Insurance. All of Seller's insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by Seller on or before the due date therefor. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. At Closing, the parties shall allocate the cost of all insurance policies. Seller has not received any notice from any insurance company of any defect or inadequacies in the Property to any part thereof which would adversely affect the insurability of the Property, or which would increase the cost of insurance beyond that which would ordinarily and customarily be charged for similar properties in the vicinity of the Real

Property. The Property is fully insured in accordance with prudent and customary practice.

3.11 Condemnation Proceedings; Roadways. Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Seller has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property. To the best of Seller's knowledge, no fact or condition exists which would result in the termination or material impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

3.12 Litigation. Except as disclosed in writing to Seller, there is no action, suit or proceeding pending or known to be threatened against or affecting Seller or any of its properties, including but not limited to the property, in any court, before any arbitrator or before or by any Governmental Body which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (ii) could materially and adversely affect the business, financial position or results of operations of Seller, (iii) could materially and adversely affect the ability of Seller to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto, (iv) could create a lien on the Property, any part thereof or any interest therein, (v) the subject matter of which concerns any past or present employee of Seller or its managing agent, or (vi) could otherwise adversely materially affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

3.13 Labor Disputes and Agreements. There are no labor disputes pending or, to the best of Seller's knowledge, threatened as to the operation or maintenance of the Property or any part thereof. Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Seller is not a party to any employment contracts or agreements, other than those that have been disclosed in writing, and neither Seller nor its managing agent will, between the Effective Date and the Closing Date, enter into any new employment contracts or agreements, except with the prior written consent of Buyer. Seller has complied with and shall be responsible for compliance with the WARN Act and any other applicable employment-related laws or ordinances. Seller has complied with the requirements of the federal Immigration and Reform Control Act respecting the employment of undocumented workers.

3.14 Financial Information. To the best of Seller's knowledge, all of Seller's financial information, including, without limitation, all books and records and financial statements, is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated.

3.15 Organizational Documents. Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.16 Operation of Property. Seller covenants, that between the Effective Date and the Closing Date, it will (i) operate the Property in the usual, regular and ordinary manner consistent with Seller's prior practice, (ii) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (iii) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. Except as otherwise permitted hereby, from the Effective Date until Closing, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or Buyer's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

From and after the execution and delivery of this Agreement, Seller shall not, other than in the ordinary course of business, (a) make any agreements which shall be binding upon Buyer with respect to the Property, or (b) reduce or cause to be reduced any green fees, membership fees, tournament fees, driving range fees or any other charges over which Seller has operational control, or (c) shall maintain levels of inventory and supplies at the same levels as existing on the date of this Agreement. Between the Effective Date and the Closing Date, if and to the extent requested by Buyer, Seller shall deliver to Buyer such periodic information with respect to the above information as Seller customarily keeps internally for its own use. Seller agrees that it will operate the Property in accordance with the provisions of this Section 3.16 between the Effective Date and the Closing Date.

3.17 Bankruptcy. No Act of Bankruptcy has occurred with respect to Seller.

3.18 Land Use. The current use and occupancy of the Property for golfing and all other related purposes (including, without limitation, the sale of merchandise and food and beverages) are permitted as a matter of right as a principal use under all laws and regulations applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent and Seller is not aware of any proposal to change or restrict such use. Seller has all necessary certificates of occupancy or completion to operate the Property as presently operated and there are no unfulfilled conditions respecting the development of the Property.

3.19 Hazardous Substances. Except as may be disclosed in the Phase I environmental assessment report for the Property delivered to Buyer pursuant to Section 2.2(b), to the best of Seller's knowledge, (i) no Hazardous Substances are or have been located on (except in immaterial amounts used in the ordinary course for the operation or maintenance of the Property by Seller in accordance with all applicable environmental laws), in or under the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property; (ii) no underground storage tanks are, or have been, located at the Property; (iii) the Property has never been used to store, treat or dispose of Hazardous Substances; and (iv) the Property and its prior uses comply with, and at all times have complied with all applicable Environmental Laws or any other governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Substances. To the best of Seller's knowledge, there currently exist no facts or circumstances that could reasonably be expected to give rise to a material non-compliance with Environmental Laws, material environmental liability or material Environmental Claim.

3.20 Utilities. All Utilities required for the operation of the Property either enter the Property through adjoining public streets, or they pass through adjoining land and do so in accordance with valid public easements or private easements, and all of said Utilities are installed and are in good working order and repair and operating as necessary for the operation of the Property and all installation and connection charges therefor have been paid in full. The sewage, sanitation, plumbing, water retention and detention, refuse disposal and utility facilities in and on and/or servicing the Real Property are adequate to service the Real Property as it is currently being used and the Real Property's utilization of such facilities is in compliance with all applicable governmental and environmental protection authorities' laws, rules, regulations and requirements.

3.21 Curb Cuts. All curb cut street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street have been obtained and paid for and are in full force and effect.

3.22 Leased Property. The Leased Personal Property identified on Exhibit C is all of the leased property at the Property, and such exhibit reflects the date of each such lease, the name of the lessor, the name of the lessee, the term of each such lease, the lease payment terms and a description of the property demised by each such lease. All leases of such property are in good standing and free from default.

3.23 Sufficiency of Certain Items. The Property, together with the Current Assets, contain an amount of equipment and supplies, which is sufficient to efficiently operate and maintain the Property in the manner in which it is normally operated and maintained.

3.24 Accuracy of Membership Offering Materials. All materials, statements or any other representations given, delivered or made by the Seller to any member relating to the offering of Club memberships are true and accurate in all material respects.

3.25 Survival of Representations. Each of the representations, warranties and covenants contained in this Article III are intended for the benefit of Buyer. Each of said representations, warranties and covenants shall survive the Closing for a period of three (3) year, at which time they shall expire unless prior to such time Buyer has made a formal, written claim alleging a breach of one or more of the representations, warranties or covenants. No investigation, audit, inspection, review or the like conducted by or on behalf of Buyer shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that Buyer has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to Buyer to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to Seller.

ARTICLE IV
BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Seller to enter into this Agreement and to sell the Property, Buyer hereby makes the following representations, warranties and covenants, upon each of which Buyer acknowledges and agrees that Seller is entitled to rely and has relied:

4.1 Organization and Power. Buyer is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and has all governmental licenses, Authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Buyer under this Agreement.

4.2 Non-contravention. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer or result in the creation of any lien or other encumbrance on any asset of Buyer.

4.3 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Buyer in any court or before any arbitrator or before any administrative panel or otherwise that (a) could materially and adversely affect the business, financial position or results of operations of Buyer, or (b) could materially and adversely affect the ability of Buyer to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto.

4.4 Bankruptcy. No Act of Bankruptcy has occurred with respect to Buyer.

4.5 Authorization and Execution. This Agreement has been, and each of the agreements and certificates of Buyer to be delivered to Seller at Closing as provided in Section 5.2 will be, duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Buyer and its representatives and agents.

ARTICLE V
CONDITIONS AND ADDITIONAL COVENANTS

5.1 As to Buyer's Obligations. Buyer's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the following covenants:

Seller's Deliveries. Seller shall have delivered to or for the benefit of Buyer, as the case may be, on or before the Closing Date, all of the documents and other information required of Seller pursuant to this Agreement.

Representations, Warranties and Covenants. All of Seller's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made, there shall have occurred no material adverse change in the condition or financial results of the operation of the Property since the Effective Date. Seller shall have performed all of its covenants and other obligations under this Agreement and Seller shall have executed and delivered to Buyer at the Closing Date a certificate dated as of the Closing Date to the foregoing effect in the form of Exhibit K attached hereto.

Title Insurance. The Title Company shall have delivered or unconditionally and irrevocable committed to deliver within ten (10) days after Closing, the Owner's Title Policy, subject only to the Permitted Title Exceptions.

Title to Property. Buyer shall have determined that Seller is the sole owner of good and marketable fee simple title (or ground lease interest, as applicable) to the Real Property and to the Tangible Personal Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. Seller shall not have taken any action or permitted or suffered any action to be taken by others from the Effective Date and through and including the Closing Date that would adversely affect the status of title to the Real Property or to the Tangible Personal Property.

Condition of Property. The Real Property and the Tangible Personal Property (including but not limited to the golf course, driving range, putting greens, mechanical systems, plumbing, electrical wiring, appliances, fixtures, heating, air conditioning and ventilation equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the Effective Date, reasonable wear and tear expected. Prior to Closing, Seller shall not have diminished the quality or quantity or maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property. Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to Buyer.

Utilities. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property. Between the Effective Date and the Closing Date, Seller shall have received no notice of any material increase or proposed material increase in the rates charged for the Utilities from the rates in effect as of the Effective Date.

Liquor License. On or before the Closing Date, Buyer, or Buyer's nominee, shall have obtained all liquor licenses, alcoholic beverage licenses and other permits and Authorizations necessary to operate the restaurant, bars, snack shops and lounges presently located at the Property except as otherwise provided in
Section 7.5. To that end, Seller and Buyer, or Buyer's nominee shall have cooperated with each other, and each shall have executed such transfer forms, license applications and other documents as may be necessary to effect the obtaining of the liquor licenses, alcoholic beverage licenses and other Authorizations required hereby.

Financing. On or before November 19, 1997, Buyer shall have obtained financing for Buyer's purchase of the Property, or other financial arrangement, on terms and conditions acceptable to Buyer in its sole and absolute discretion.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Buyer and may be waived in whole or in part by Buyer, but only by an instrument in writing signed by Buyer.

5.2 As to Seller's Obligations. Seller's obligations under this are subject to the satisfaction of the following conditions precedent and the compliance by Buyer with the following covenants:

Buyer's Deliveries. Buyer shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Buyer pursuant to this Agreement.

Representations, Warranties and Covenants. All of Buyer's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made and Buyer shall have performed all of its covenants and other obligations under this Agreement.

Easements. Buyer hereby grants to Seller the easements on and rights of access to the Property as described in Exhibit J, attached to this Agreement.

Membership Agreements. Buyer agrees to and by this Agreement assumes each of the obligations set forth in certain membership agreements, attached hereto as Exhibit L.

Consulting Agreement. Richard and Kristina Stein, husband and wife, shall provide consulting services, on an "as requested" basis, for a period of three years following the Closing. By mutual agreement of the parties, the cost for such services shall be a maximum of $5,000 per year, or including both husband and wife in health insurance coverage that is currently maintained at the facility.

Financial Releases and Deposits. Buyer shall place a deposit or make such other appropriate financial arrangements with Sumter Electric Cooperative so as to release Seller's deposit with that utility. Buyer shall also procure the release of Richard and Kristina Stein, as personal guarantors, on all vendor accounts payable being assumed by Buyer at Closing.

Assumption of Payables. As additional consideration for Seller's transfer of all Inventory and Tangible Personal Property, Buyer agrees to assume all related Inventory and Tangible Personal Property accounts payable as of the date of Closing and indemnify Seller therefor, provided that the value of said Inventory and Tangible Personal Property exceeds the accounts payable as of the Closing date.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

ARTICLE VI
CLOSING

6.1 Closing. Closing shall be held on Tuesday November 25th, 1997 at a mutually agreed upon location. The parties agree that a Closing may be held by telephonic conference or other sufficient method. Furthermore, the Buyer, in its reasonable discretion, may extend the Closing until Tuesday, December 2nd, 1997 by written notice to Seller. Possession of the Property shall be delivered to Buyer at Closing, subject only to Permitted Title Exceptions.

6.2 Seller's Deliveries. At Closing, Seller shall deliver to Buyer all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

Seller's Certificate. The certificate required by Section 5.1 (b).

The Deed.

The Bill of Sale - Personal Property.

Evidence of Title. Evidence of title acceptable to Buyer for any vehicle owned by Seller and used in connection with the Property.

Title Requirements. Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy including those endorsements requested by Buyer, and to eliminate the standard exceptions as exceptions thereto, so that the Owner's Title Policy will be subject only to the Permitted Title Exceptions, including, without limitation, an appropriate mechanics' and construction lien, possession and gap affidavit.

The FIRPTA Certificate.

Warranties. To the extent available, true, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by Seller and relating to the Property, or any part thereof.

Organizational Documents. Certified copies of Seller's Organizational Documents.

Resolutions. Appropriate resolutions of the board of directors or partners, as the case may be, of Seller, certified by the secretary or an assistant secretary of

Seller or a general partner, as the case may be, together with all other necessary approvals and consents of Seller, authorizing (i) the execution on behalf of Seller of this Agreement and the documents to be executed and delivered by Seller prior to, at or otherwise in connection with Closing, and
(ii) the performance by Seller of its obligations under this Agreement and under such documents, or appropriate resolutions of the partners of Seller, as the case may be.

Certificate of Occupancy. A valid, final and unconditional certificate of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body allowing for the use of the Real Property as a golf course and permitting the continued operation of the improvements as presently operated.

Evidence of Bulk Sales Compliance. Such proof as Buyer may reasonably require with respect to Seller's compliance (or indemnity with respect to compliance) with the bulk sales laws or similar statutes.

Insurance Policies. Copy of each and every existing insurance policy covering the Property and certificates evidencing such coverage.

Improvement Plans. To the extent available, a set or copies of the plans and specifications for the Improvements.

Communication; Addresses. A written instrument executed by Seller, conveying and transferring to Buyer all of Seller's right, title and interest in any telephone numbers, fax numbers or internet or electronic mail addresses (if applicable) relating solely to the Property, and, if Seller maintains a post office box solely with respect to the Property, conveying to Buyer all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

Tax Bills. All current real estate and personal property tax bills in Seller's possession or under its control.

Surveys. All surveys and plot plans of the Real Property in possession of or in the control of Seller.

Tournament Schedule. A complete list of all scheduled tournaments, functions and the like, in reasonable detail.

Accounts Receivable and Accounts Payable. A list of Seller's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller.

Payoff Statement. A payoff statement prepared by any holder of Mortgage Indebtedness setting forth the amount, including accrued interest and prepayment penalties, to pay off the Mortgage Indebtedness.


Tenant Notices. Written notice executed by Seller notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to Buyer and directing that all payments, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer.

Miscellaneous. Any other document or instrument reasonably requested by Buyer with respect to the Property, or in connection with the Registered Offering.

Assignment of leases on Exhibit C and contracts on Exhibit H which Buyer elects to assume by delivery of written notice to Seller prior to Closing.

6.3 Buyer's Deliveries. At Closing, Buyer shall pay or deliver to Seller the following:

Purchase Price. The Purchase Price by federal funds wire to an account for the benefit of the Seller.

Miscellaneous. Any other document or instrument reasonably requested by Seller relating to the transaction contemplated hereby.

6.4 Mutual Deliveries. At Closing, Buyer and Seller shall mutually execute and deliver each to the other:

Closing Statements. A closing statement for Seller and a closing statement for Buyer (collectively, the "Closing Statements") reflecting the Purchase Price and the adjustments and prorations required under this Agreement and the allocation of income and expenses required hereby.

Liquor License Transfer Documents. Such other documents, instruments and undertakings as may be required by the liquor authorities of the State or of any county or municipality or Governmental Body having jurisdiction with respect to the transfer or issue of any liquor licenses or alcoholic beverage licenses or permits for the Property, to the extent not theretofore executed and delivered.

Miscellaneous. Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

6.5 Closing Costs. Except as is otherwise provided in this Agreement, each party hereto shall pay its own legal fees and expenses. Seller shall be responsible for all property transfer and documentary taxes, assessments (due as of the date of closing), and one-half of escrow charges and title insurance. Buyer shall pay for the cost of recording the deed, all costs of its due diligence investigations and one-half of escrow charges and title insurance. Seller shall pay for preparation of the documents to be delivered by Seller under this Agreement, and for the releases of any mortgage indebtedness, and for any costs associated with any corrective instruments.

6.6 Income and Expense Allocations. All income and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Seller and Buyer. Seller shall be entitled to all income and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Buyer shall be entitled to all income and shall be responsible for all expenses for the period of time from, after and including the Closing Date. Such adjustments shall be shown on the Closing Statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the Closing Statements) and shall increase or decrease (as the case may be) the Purchase Price payable by Buyer. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at Closing:

Rents and Fees. Current and prepaid rents or fees, including, without limitation, prepaid Golf Club membership fees, function receipts and other reservation receipts.

Taxes. Real estate and personal property taxes payable in 1997 shall be allocated in proportion to the number of days that each party owned the property during 1997.

Utilities. Utility charges (including but not limited to charges for water, sewer and electricity).

Fuel. Value of fuel stored on the Property at the price paid for such fuel by Seller, including any taxes.

Municipal Improvement Liens. Municipal improvement liens where the work has physically commenced (certified liens) shall be paid by Seller at Closing. Municipal improvement liens which have been authorized, but where the work has not commenced (pending liens) shall be assumed by Buyer.

License and Permit Fees. License and permit fees, where transferable.



Income and Expenses. All other income and expenses of the Property, including, but not being limited to such things as restaurant and snack bar income and expenses and the like.

Miscellaneous Prorations. Such other items as are usually and customarily prorated between Buyers and Sellers of golf course properties in the area in which the Property is located shall be prorated as of the Closing Date.

6.7 Sales Taxes. Seller shall be required to pay all sales taxes and like impositions arising from the ownership and operation of the Property currently through the Closing Date.

6.8 Post-Closing Adjustments.

Accounts Receivable. Buyer shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Buyer collects same, such amounts will be promptly remitted to Seller in the form received. Buyer shall receive a credit at Closing for the amount of any security deposits held by Seller under any lease of any portion of the Property that is being assigned to Buyer in accordance herewith.

Availability of Bills. If accurate allocations and prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment outside of escrow upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by Seller or Buyer with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. Seller shall pay at Closing all accrued special assessments and taxes applicable to the Property.

ARTICLE VII
GENERAL PROVISIONS

7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or


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

any portion of the Real Property, or any proposed sale in lieu thereof, Seller shall give written notice thereof to Buyer promptly after Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, Buyer shall have the right to terminate this Agreement pursuant to Section 8.3. If Buyer elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Buyer at Closing. Seller will not settle or compromise any such proceeding without Buyer's prior written consent.

7.2 Risk of Loss. The risk of any loss or damage to the Property prior to the Closing Date shall remain upon Seller, and thereafter such risk of loss shall be borne by Buyer. If any such loss or damage which materially alters the value of the Property occurs prior to Closing, Buyer shall have the right to terminate this Agreement pursuant to Section 8.3. In the case of loss or damage that does not materially alter the value of the Property, or if Buyer elects not to terminate this Agreement in the case of material alteration to that value, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Buyer at Closing.

7.3 Real Estate Broker. Except for a broker or finder who may have been engaged by Seller and for whom Seller accepts sole financial responsibility, and except for any broker or finder who may have been engaged by Buyer and for whom Buyer accepts sole financial responsibility, there is no real estate broker involved in this transaction.

7.4 Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to their respective attorneys, accountants, engineers, surveyors, financiers and bankers. Seller acknowledges and agrees that Buyer must comply with all disclosure and applicable securities regulations.

7.5 Liquor Licenses. Seller shall transfer or cause to be transferred to Buyer or, at Buyer's discretion, Buyer's nominee all liquor licenses and alcoholic beverage licenses, if any, necessary to operate the restaurant, bars, snack bars and lounges presently located within the Property, if any. To that end, Seller and Buyer, or Buyer's nominee, shall cooperate each with the other, and each shall execute such transfer forms, license applications and other documents as may be necessary to effect such transfer. If permitted under the laws of the jurisdiction in which the Property is located, the parties shall execute and file all necessary transfer forms, applications and papers with the appropriate liquor and alcoholic beverage authorities prior to Closing, to the end that the transfer shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer at the earliest date in time possible consistent with the laws of the State in order that all liquor licenses may be transferred from Seller to Buyer, or Buyer's nominee, at the earliest possible time. If under the laws of the State such licenses cannot be transferred until after the Closing of the transaction contemplated hereby, then Seller covenants and agrees that Seller will cooperate with Buyer, or Buyer's nominee, in keeping open the bars and liquor facilities of the Property between the Closing Date and the time when such liquor license transfers actually become effective, by exercising management and supervision of such facilities until such time under Seller's licenses, provided, however, that Buyer shall indemnify and hold Seller harmless from any liability, damages or claims encountered in connection with such operations during said period of time, except for Seller's gross negligence or willful misconduct.


ARTICLE VIII
LIABILITY OF BUYER; INDEMNIFICATION BY SELLER;
TERMINATION RIGHTS

8.1 Liability of Buyer. Except for any obligation expressly assumed or agreed to be assumed by Buyer under this Agreement, Buyer does not assume any obligation of Seller or any liability for claims arising out of any occurrence prior to Closing with respect to Seller or the Property including but not limited to any business operated thereon.

8.2 Indemnification by Seller. Seller hereby indemnities and holds Buyer harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys, fees) that may at any time be incurred by Buyer, whether before or after Closing, as a result of any breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto, for a period of three (3) years following the Closing. The provisions of this section shall survive termination of this Agreement by Buyer or Seller.

8.3 Termination by Buyer. If any condition set forth herein for the benefit of Buyer cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would materially effect this transaction and entitle Buyer to terminate this Agreement and its obligations under this Agreement, and Seller fails to cure any such matter within ten (10) business days after notice thereof from Buyer, Buyer, at its option, may elect either (a) to terminate this Agreement and all other rights and obligations of Seller and Buyer under this Agreement shall terminate immediately and all funds paid or deposited by Buyer (including but not limited to earnest money) shall be immediately refunded to Buyer; or (b) to waive its right to terminate (but without waiving any breach or default on the part of Seller) and, instead, to proceed to Closing. If Buyer terminates this Agreement as a consequence of a misrepresentation or breach of a warranty or covenant by Seller, or a failure by Seller to perform its obligations under this Agreement, Seller shall return all monies paid as deposits to the Buyer. Buyer shall retain all remedies accruing as a result thereof, including, without limitation, specific performance.

8.4 Termination by Seller. If any condition set forth herein for the benefit of Seller (other than a default by Buyer) cannot or will not be satisfied prior to Closing, and Buyer fails to cure any such matter within ten (10) business days after notice thereof from Seller, Seller may, at its option, elect either (a) to terminate this Agreement, in which event the rights and obligations of Seller and Buyer hereunder shall terminate immediately, or (b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, Buyer defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and Buyer fails to cure any such default within ten (10) business days after notice thereof from Seller, then Seller's sole remedy for such default shall be to terminate this Agreement and Seller waives any claims for damages, actual, consequential or otherwise, that it may possess against Buyer.

8.5 Costs and Attorneys' Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, arbitration or other form of dispute resolution, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.




ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2 Assignments. Buyer may assign its rights under this Agreement to an affiliate of Buyer. Further, without Seller's consent, Buyer may assign its interest to an entity affiliated with the source of financing for this purchase. Buyer may not otherwise assign its interest herein without the prior written consent of Seller. Seller may not assign any of its rights pursuant to this Agreement without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion.

9.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State.

9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8 Costs. Regardless of whether Closing occurs under this Agreement, and except as otherwise expressly provided in this Agreement, each party to this Agreement shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees of attorneys, engineers and accountants.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

9.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.11 Survival. Except as expressly provided in Section 3, all of the representations, warranties, covenants and agreements of Seller and Buyer made in, or pursuant to, this Agreement shall survive Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

9.12 Further Assurances. Seller and Buyer each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Buyer specifically established hereby.

9.14 Confidentiality. Any confidential information delivered by Seller to Buyer under this Agreement shall be used solely for the purpose of acquiring the Property and Buyer will keep such information confidential; provided Buyer shall have the right to provide such information to its consultants and advisors and to disclose such information as Buyer determines is necessary or appropriate in connection with filing with the Securities and Exchange Commission. If Buyer does not acquire the Property, it shall deliver to Seller copies of all proprietary information delivered to Buyer by Seller. Seller agrees to keep confidential the terms and conditions of this Agreement and the Registered Offering provided Seller shall have the right to provide such information to its consultants and advisors.

IN WITNESS WHEREOF, Seller and Buyer have hereunder affixed their signatures to this Purchase and Sale Agreement, all as of the 5th day of November, 1997.

Buyer
GRANITE GOLF GROUP, INC.,
a Nevada Corporation

By:/s/ T. Marney Edwards
   --------------------------

Seller
BLACK BEAR GOLF CLUB, LTD.,
a Florida Limited Partnership

By:  Sarvan, Inc.,
     a Delaware Corporation,
     its General Partner

By:/s/ Richard A. Stein
   --------------------------
   Richard A. Stein, president,
   Sarvan, Inc.


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